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[LOGO]                                                NORD RESOURCES CORPORATION
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                                                   8150 washington village drive
                                                              dayton, ohio 45458
                                                                    937-433-6307
                                                               fax: 937-435-7285




                      NORD RESOURCES CORPORATION ENTERS
                     INTO AGREEMENT TO SELL KAOLIN ASSETS

                                PRESS RELEASE


     DAYTON, Ohio, March 6, 1997 -- Nord Resources Corporation (NYSE:NRD) announced today that it has entered into an agreement to sell the operating assets of the kaolin mining and Norplex-Registered Trademark- operations of its 80% owned subsidiary Nord Kaolin Company ("NKC") to Dry Branch Kaolin Company ("Dry Branch") for a purchase price of $20,000,000, subject to adjustments and a royalty arrangement on the future sales of Norplex products. The transaction is subject to obtaining certain consents of third parties and regulatory approval. It is anticipated that closing will occur within 30 days. In addition to the purchase price, at closing, Nord Resources Corporation ("NRC") will be released from its guarantee obligations under certain equipment leases of NKC in the approximate amount of $12,000,000. As a result of the transaction, NRC will have a non-recurring loss on disposal of these assets.

     Dr. Edgar F. Cruft, President and CEO, stated, "The Company is pleased to have arranged this transaction with Dry Branch. The sale of the kaolin operations provides Nord with significant additional liquidity and will allow the Company to concentrate its time, resources and attention to the reopening of the mine in Sierra Leone owned by NRC's 50% owned affiliate, Sierra Rutile Limited, and the expansion of the exploration and mining activities of NRC's affiliate, Nord Pacific Limited. It also enables us to share in any future successes with Norplex."

CONTACT: Terence H. Lang, Senior Vice President - Finance, or Susan A. Baker, Director of Investor Relations, both of Nord Resources Corporation, 513-433-6307